Exhibit 99.1
FOR IMMEDIATE RELEASE	Press Contact: Mike Banas Ashton Partners 312-553-6704 Direct Investor Contact: Bryan Raassi Ashton Partners 877-934-4687 investor@wfinet.com

WFI ANNOUNCES CLOSE OF $46 MILLION SALE OF U.S. WIRELESS ENGINEERING BUSINESS TO LCC INTERNATIONAL

SAN DIEGO, CA, JUNE 4, 2007—WFI (NASDAQ: WFII), a leader in information technology solutions, command and control systems, weapon systems operations and maintenance, enterprise security solutions and the deployment and management of 3G, 4G, WiMAX and other wireless broadband communication networks, announced today that it has completed the previously announced transaction to sell its U.S. Wireless Engineering business to LCC International (NASDAQ: LCCI).  The transaction is valued at $46 million in total consideration, with $17 million received at closing, approximately $7 million in retained accounts receivable to be collected over the next few months, and the balance of approximately $22 million to be paid in accordance with the terms of a subordinated promissory note which was delivered at closing.  As previously indicated, the note includes an interest rate escalation feature to encourage early payment by LCC, which both LCC and WFI believe could occur by the end of the year.

“This is a milestone event on a number of important levels,” said Eric DeMarco, President and CEO of WFI.  “For WFI, this transaction will generate a substantial amount of cash to be used to reduce debt and improve overall liquidity; for WFI’s shareholders and the investment community, this transaction allows the Company to place greater emphasis on the highest opportunity segments within our business while reducing an element of risk in a highly competitive and consolidating industry; and for the WFI engineers and the industry, the resulting merger will create new opportunities and economies of scale to deliver better, more efficient services.  With this transaction now closed, WFI will continue to move forward with our transformation strategy and building the business.”

About WFI

Headquartered in San Diego, CA, WFI is a leading provider of professional services in the areas of defense, technology, security solutions and wireless network deployment.  With approximately 2,000 professionals, WFI specializes in IT services, command and control systems, weapon systems operations and maintenance, security solutions and the deployment and management of 3G, 4G, WiMAX and other wireless broadband communication networks. WFI performs work for a range of federal government agencies, including the U.S. Department of Defense, various state and local agencies, Fortune 1000 enterprise companies and wireless carriers.  News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future competitiveness and market opportunities.  Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the stock option review will not be completed in a timely manner; risks that the review and the announcement thereof will cause disruption of the Company’s operations and distraction of its management; risks that the review will identify other issues not currently being considered that could delay or alter the results of the review; risks of adverse regulatory action or litigation; risk that the Company’s lender will declare a default under the Company’s line of credit. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in other filings made with the Securities and Exchange Commission.